        Application for an order granting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934 has been made.
Confidential portions of this document have been redacted and marked with an
* and have been filed with the Securities and Exchange Commission separately with such application.


                              DISTRIBUTORSHIP AGREEMENT


         This Distributorship Agreement (the "AGREEMENT") is entered as of February 9, 1996, by and between Cygnus, Inc., a Delaware corporation with its principal place of business at 400 Penobscot Drive, Redwood City, California 94063 ("CYGNUS"), and Becton Dickinson and Company, a Delaware corporation with its principal place of business at 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880 ("BECTON").

         1       DEFINITIONS.

         1.1 "ADDITIONAL PRODUCTS" means any New Glucose Monitoring Product, Modified Product, Invasive Product or Non-Invasive Product.

         1.2 "AFFILIATE" of a person, firm or entity means any entity controlled by, under common control with, or controlling such person, firm or entity.

         1.3     "BD" shall mean Becton and all of its affiliates.

         1.4     "COST OF GOODS SOLD" of a Product means [*].

         1.5     "DEDUCTIBLE EXPENSES" for a period and country means [*].

         1.6     [*].

         1.7     "DETAIL" means [*].

         1.8 "DEVELOPMENT COST" of a Product means the following direct and indirect costs (as determined in accordance with GAAP), [*].

         1.9     "DEVELOPMENT PLAN" has the meaning specified in Section 7.1.

         1.10 "DISTRIBUTION EXPENSE" means the following direct and indirect costs (as determined in accordance with GAAP), to the extent specifically attributable to the Products: [*].

         1.11 "EFFECTIVE DATE" shall be the date of execution and delivery of this Agreement.

         1.12 "ESTIMATED PRODUCT PURCHASE PAYMENT" has the meaning specified in Section 5.2.2.

         1.13 "EUROPEAN UNION" means those countries that comprise the European Union.


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         1.14    "EXPANDED EXPENSE LIMIT" has the meaning specified in Section
5.2.8.

         1.15 "FDA" means the U.S. Food and Drug Administration, and any successor United States governmental agency or division thereof responsible for approving a Product.

         1.16    "FORCE MAJEURE ACT" has the meaning specified in Section
19.10.

         1.17    "FORECAST" has the meaning specified in Section 6.2.

         1.18 "GAAP" means U.S. generally accepted accounting principles, consistently applied.

         1.19    "INITIAL FORECAST" has the meaning specified in Section 6.2.

         1.20 "INITIAL PRODUCT" means the glucose monitoring system components described in Exhibit A, as such system components may be modified from time to time to the extent necessary or advisable to obtain Regulatory Approval.

         1.21 "IONTOPHORESIS" shall mean any method, means, procedure or device for causing the movement of a charged or uncharged substance from outside the skin surface into the skin, underlying tissue or circulating blood of a mammal which does not have as its principal purpose the collection, sampling, analysis, diagnosis or determining of the amount of any substance removed from or through the skin.

         1.22 "INVASIVE PRODUCT" means any form of glucose-monitoring product requiring sample extraction that penetrates the skin for management of diabetes in humans.

         1.23    "MAJOR COUNTRY" means [*].

         1.24 "MAJOR SELLER" shall mean any pharmaceutical or medical device manufacturer (other than BD) selling products to the same classes of customers as BD. [*].

         1.25 "MANUFACTURING COST" in respect of each year during the term of this Agreement means the following costs (as determined in accordance with GAAP): [*].

         1.26 "MARKETING EXPENSE" means the following direct and indirect costs (as determined in accordance with GAAP) to the extent they are specifically attributable to the Products: [*].

         1.27 "MODIFIED PRODUCT" means any existing Product or derivative thereof which has been modified or changed in a manner that does not represent a substantial improvement thereof.

         1.28    "MONTHLY REPORT" has the meaning specified in Section 5.2.2.


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         1.29    "NET SALES" for a period and country means [*].

         1.30    "NEW GLUCOSE MONITORING PRODUCT" shall mean [*].

         1.31 "NON-INVASIVE PRODUCT" means a new glucose-monitoring product that does not require sample extraction that penetrates the skin (other than an existing Product or a New Glucose Monitoring Product) for management of diabetes in humans.

         1.32    "NORTH AMERICAN REGION" means the United States and Canada.

         1.33    "OFFEREE" has the meaning specified in Section 10.2.

         1.34 "PRIMARY DETAIL" has the meaning specified in the definition of "Detail".

         1.35 "PRIME RATE" means the prime rate announced from time to time by Bank of America.

         1.36 "PRODUCT LAUNCH" for a country shall mean the date such Product has received all necessary approvals and commercial sales of such Product commence in such country.

         1.37 "PRODUCTS" means the Initial Product and any Additional Product included in this Agreement pursuant to Section 10 hereof.

         1.38    "PROJECT COORDINATOR" has the meaning specified in Section
11.1.

         1.39    "PROPOSAL" has the meaning set forth in Section 10.2.

         1.40 "PROPRIETARY INFORMATION" of a party means (a) all inventions, processes, materials, chemicals, know-how and ideas of such party; (b) non-public financial information concerning such party; (c) such party's research and development, pricing, new product and marketing plans, unless and until publicly announced; and (d) any other information designated as confidential by such party in writing; PROVIDED THAT no oral or visual communications shall be deemed confidential unless confirmed in writing to be so within ten (10) days of the time such information is orally or visually communicated, and PROVIDED FURTHER that Proprietary Information shall not include any information that:
(i) becomes known to the general public without fault or breach on the part of the receiving party; (ii) the disclosing party customarily provides to others without restriction on disclosure; (iii) the receiving party obtains from a third party without breach of any nondisclosure obligation; (iv) can be shown from written records was known or possessed by the receiving party prior to its receipt from the disclosing party; or (v) is independently developed at any time by the receiving party by one or more of its employees, consultants or agents who did not have access to such information.


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         1.41    "QUALIFIED BD SALES PERSON" shall mean a BD sales person or a sales person of a sub-distributor or approved Major Seller of BD, in either case who has successfully completed a sales training program with respect to the Products, as described in Exhibit B annexed hereto.

         1.42 "REGULATORY APPROVAL" of a Product in any country in the Territory means the approval of the Regulatory Authority in such country to sell such Product on the commercial market other than on a clinical trial basis in the country.

         1.43 "REGULATORY AUTHORITIES" for any country in the Territory means the governmental agencies in such country responsible for approving a Product for commercial sale in that country. The Regulatory Authority in the United States is the FDA.

         1.44 "REVERSE IONTOPHORESIS" shall mean any method, means, procedure or device using electric current for sampling, extracting or removing from the surface skin, underlying tissue or circulating blood of a mammal for a charged or non-charged substance for the principal purpose of collection, analysis, diagnosis or determining the amount of such substance.

         1.45 "SALES AND MARKETING PLAN" means for any period a written plan developed by BD in consultation with Cygnus for such period that has been reviewed by the Steering Committee and that sets sales and marketing strategy for the Products, including without limitation plans for marketing materials, trade show participation, advertising, Details, as well as a non-binding suggested pricing structure for the Products.

         1.46 "SALES EXPENSE" means the following direct and indirect costs (as determined in accordance with GAAP) to the extent they are specifically attributable to the Products: [*].

         1.47 "SECONDARY DETAIL" has the meaning specified in the definition of "Detail".

         1.48    "SPECIFICATIONS" has the meaning specified in Section 7.1.

         1.49    "STEERING COMMITTEE" has the meaning specified in Section
11.2.

         1.50    "SUPPLY DEFICIENCY RIGHTS" has the meaning specified in
Section 3.2.2.

         1.51    "SUPPLY INTERRUPTION PERIOD" has the meaning specified in
Section 3.2.2.

         1.52 "SUPPORT COST" means the following direct and indirect costs (as determined in accordance with GAAP) [*].

         1.53 "SYSTEM" for a Product shall mean that collection of components of the


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Product necessary to fully perform the intended purpose for the user.  It is anticipated that the initial System will consist of watch, sensor, pad, battery and battery changer components.

         1.54 "TARGET AMOUNT" for a Product in a country during any year, means [*] of the Net Sales projected in the latest Forecast in respect of such year, subject to adjustment pursuant to Section 6.2.

         1.55 "TERM" has the meaning set forth in Section 15.1, as such Term may be extended by the parties pursuant to such Section 15.1.

         1.56 "TERRITORY" means the entire world, except Japan and Korea, but excludes any countries with respect to which this Agreement has been terminated.

         1.57 "U.S. REGULATORY SUBMISSION" shall mean a 510k or PMA submission (whichever the FDA determines to be applicable) to the FDA prepared by Cygnus in consultation with BD.

         2       APPOINTMENT AS EXCLUSIVE DISTRIBUTOR

         2.1 GRANT OF RIGHTS. Cygnus hereby grants to Becton the exclusive right during the Term to distribute the Products in the Territory upon the terms and conditions set forth herein. Cygnus reserves the right to terminate BD's right to distribute the Products in any country in accordance with Section 6.4 hereof, PROVIDED that notwithstanding any such termination with respect to one or more countries that are members of the European Union, BD may continue to distribute Products to persons and entities located within any such European Union terminated country, so long as it has not solicited any business within the terminated country, and any purchaser has approached BD on its own initiative. For as long as BD remains the exclusive distributor of the Products in any country, Cygnus will not sell any Products in such country, PROVIDED that Cygnus will have the rights set forth in the following two paragraphs of this
Section 2.1. Any such sales shall be treated as sales in the Territory, but such sales shall not create any additional rights to solicit sales or otherwise promote the Product in such terminated country.

         Cygnus may employ its own sales force with respect to any Products, PROVIDED that (i) such sales force receives the same training as is required for BD's sales force in respect of the Products; (ii) such sales force may only perform Details to health care professionals (and not pharmacies, other retailers, or organizations, groups, or agencies involved in the purchasing decisions for hospitals or integrated health care systems), unless accompanied by a BD representative; (iii) as provided below other blood glucose monitoring products other than the Products or other products may be offered or presented by such sales force in countries where this Agreement is in effect; (iv) such sales force shall not be permitted to take orders for any Product, but shall merely refer orders to the Qualified BD Sales Persons; and (v) such sales force shall not make any claims, representations, warranties or guarantees to any third party with respect to the Specifications, features or capabilities of any Products that are inconsistent with the literature provided by Cygnus. Cygnus's


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

expenses in respect of such sales force shall be deemed to be Deductible Expenses and reimbursable in accordance with the terms of this Agreement, PROVIDED that such expenses have been included in BD's Forecasts or otherwise approved by the Steering Committee. Any sales generated by Cygnus's sales force shall be included in calculating Net Sales for the year in which such sales were made.

If Cygnus desires to employ members of its sales force that has been utilized in connection with Products under this Agreement to perform details or engage in activities with respect to other products, including other glucose monitoring products allowed under Section 10 hereof, it shall make a Proposal to BD concerning the basis under which BD may obtain any such products to sell. In the event such Proposal is not accepted in writing within thirty (30) days, Cygnus shall be free to employ members of its sales force to perform details or engage in activities with respect to such other products. Provided, however, no such products may be presented, offered or detailed on any sales call or presentation during which any Product under this Agreement is presented or offered.

In the event BD's rights as distributor are terminated with respect to one or more countries that are members of the European Union, the foregoing will not prevent Cygnus or a party contracting with Cygnus from distributing Products to persons and entities located within any European Union country remaining in the Territory provided that Cygnus or the party contracting with Cygnus has not solicited within the Territory and the purchaser approached Cygnus on its own initiative; PROVIDED that any sales generated by Cygnus in any such European Union country shall be included in calculating Net Sales for the year in which such sales were made.

         2.2 SUB-DISTRIBUTORS. Becton may appoint sub-distributors within the Territory in its discretion, PROVIDED that if BD wishes to appoint a Major Seller to sell Products in any country, BD shall seek prior written approval for the appointment from Cygnus, which approval shall not be unreasonably withheld or delayed. A Major Seller shall not be permitted to appoint other Major Sellers without Cygnus's prior written approval. Each Major Seller appointed by BD shall be bound in writing to the restrictions and obligations of BD under Sections 8, 9, 12, 13, 14 and Exhibit C of this Agreement.

         3       PURCHASES AND PURCHASE ORDER PROCEDURE.

         3.1     ROLLING ORDERS AND FORECASTS.

                 3.1.1 With respect to each Product to be sold in any country in the Territory, BD shall deliver to Cygnus, on a country by country basis,
(i) [*] prior to the calendar quarter in which the first commercial sale of such Product in such country is projected to occur, a forecast of BD's quantity requirements for such Product for such country for the calendar quarter in which the first commercial sale of such Product is projected to occur and (ii) [*] prior to the calendar quarter in which the first commercial sale of such Product in such country is projected to occur, BD's firm order and requested delivery dates ("DELIVERY DATES") for such Product for such country for such calendar quarter



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(which shall use as its basis the applicable Sales and Marketing Plan) and a forecast of its quantity requirements for such Product for such country for [*]. If a required forecast or order for a quarter is not timely submitted for a Product for a country, the immediately preceding forecast for that quarter shall become the new forecast or order; if there is no preceding forecast for a quarter, the forecast or order for the immediately preceding quarter shall become the forecast or order.

                 3.1.2 For each forecast for a country, the amount of any Product forecasted for delivery in the first of the three quarters forecasted shall [*].

                 3.1.3 The total amount of each Product ordered by BD for delivery in any calendar quarter in any country [*].

                 3.1.4  BD's forecasts and orders [*].

         3.2     DELIVERY DATE; CONTINGENT RIGHTS.

                 3.2.1 Cygnus [*]. In the event of a Force Majeure Act, Cygnus may not reduce production or shipment of Products for BD by a percentage exceeding the amount of reduction caused by the Force Majeure Act. Cygnus will not be responsible for any delay after tender to the carrier for delivery.

                 3.2.2 In the event that Cygnus is not able or otherwise does not fill [*] on a timely basis [*] (whether or not as a result of a Force Majeure Act), BD shall have the right, but not the obligation, to manufacture itself or to subcontract manufacturing the particular Products as to which the failure has occurred, using the Specifications for such Products (such rights, collectively, the "SUPPLY DEFICIENCY RIGHTS"). In such event [*].

         3.3 PACKAGING AND SHIPMENT; RISK OF LOSS. Cygnus will package and ship all items in Cygnus's customary manner, which shall be consistent with industry practices. The risk of loss of or damage to all the Products ordered by BD will pass to BD upon Cygnus's tender of delivery to the carrier for shipment.

         3.4 SHIPMENT AND CLAIM EXPENSES. BD will pay all costs of transportation, insurance, taxes, export and import fees, customs brokerage and similar charges. BD will make and negotiate any claims against any carrier, insurer, customs broker, freight forwarder or customs collector. All of the costs described in this Section 3.4 shall be Distribution Expenses.

         4       ACCEPTANCE

         4.1 INITIAL ACCEPTANCE OF THE PRODUCTS. BD, with the input of Cygnus, and using generally accepted medical device standards, will develop criteria for acceptance of the Products, subject to approval of such criteria by Cygnus, which approval will not be unreasonably delayed or withheld. Such criteria will include compliance with Cygnus's


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published specifications that have been approved by the FDA or other applicable
Regulatory Authorities governing the particular country in the Territory where the Products are intended to be distributed.

         4.2 INSPECTION. BD will have a period of [*] after delivery to BD of each item of the Products in which to review, inspect and test the item. If BD gives Cygnus written notice of a defect or nonconformity with specifications, BD shall return the defective or nonconforming item to Cygnus for correction at Cygnus's expense and risk (which shall not be deemed a Deductible Expense). If BD does not give Cygnus written notice of the defect or nonconformity with specifications before expiration of that period, the item of Product will be accepted.

         4.3 RETURN PROCEDURE. Before returning any item to Cygnus, BD will contact Cygnus and obtain a return authorization (which shall not be delayed or withheld) and purchase suitable insurance for Cygnus's account.

         4.4 REINSPECTION. After Cygnus has corrected any defective or nonconforming item and returned it to BD at Cygnus's expense and risk, BD will have [*] following receipt of the returned items to review, inspect and test the item. If no additional notice of a defect or nonconformity with specifications is received by Cygnus within [*] after the item is returned to BD, the item will be accepted.

         5       PAYMENTS.

         5.1 MILESTONE PAYMENTS. In consideration of the grant to Becton of exclusive distributor rights herein, Becton shall make the following milestone payments to Cygnus, to the extent this Agreement has not been terminated pursuant to Section 15.2:

                 (a)    upon the Effective Date, an initial payment of [*];

                 (b)    within [*]; and

                 (c)    within [*].

         5.2 PRODUCT-RELATED PAYMENTS. In connection with the supply arrangement under Section 3 above, Becton shall pay for Products supplied by Cygnus as follows:

                 5.2.1 PAYMENT FOR ORDERED PRODUCTS. Upon each shipment of Products ordered by Becton under this Agreement, Cygnus shall invoice Becton in the amount of the Manufacturing Costs of the Products shipped. Subject to BD's right to reject any defective Products and withhold payment therefor, Becton shall settle each invoice within [*].

                 5.2.2  [*].


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                 5.2.3  YEARLY RECONCILIATIONS.  [*] after the end of each
calendar year, BD shall perform a reconciliation on a country-by-country basis of [*], payment to reflect [*] and actual [*] for Products sold.

                 5.2.4  NET SALES EXCEED DEDUCTIBLE EXPENSES.  [*].

                 5.2.5  [*].

                 5.2.6  [*].

                 5.2.7  [*].

         5.3 MANNER OF PAYMENT. All payments to Cygnus under this Section 5 are to be made in U.S. dollars in the United States or in such other country or currency as and to the extent specified by Cygnus and reasonably acceptable to Becton. [*].

         5.4 CURRENCY CONVERSION. Conversion from foreign currency to U.S. dollars will be determined on the last business day of the month for which the payment is due based on the rate at which U.S. Dollars may be purchased from such other currency at the close of business in New York as stated in the Wall Street Journal for that day.

         6       FORECASTS, PERFORMANCE MEASURES AND TERRITORY.

         6.1 [*]. The parties will attempt in good faith to resolve their differences in accordance with the procedures set forth in Sections 11.1 and
11.2 hereof.  [*].

         6.2 BD PREPARATION AND SUBMISSION OF FORECASTS. (a) Within [*] documentation seeking Regulatory Approval of a Product in a country, BD will submit to Cygnus [*].

                 (b)  [*].

         6.3     CYGNUS'S APPROVAL [*].  [*] date provided in Section 6.2.

         6.4     [*].

         7       OBLIGATIONS OF CYGNUS.

         7.1 PRODUCT SPECIFICATIONS. Cygnus shall develop and, from time to time, update specifications ("SPECIFICATIONS") and a development plan ("DEVELOPMENT PLAN") for the Products. BD agrees to assist Cygnus in doing so and to consult with and make recommendations to Cygnus with respect thereto. The initial Specifications for the Initial Product are set forth on Exhibit A attached hereto and made a part hereof.

         7.2 DEVELOPMENT OBLIGATIONS. Cygnus will (i) undertake and complete non-


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clinical and pre-clinical development of the Products, including manufacturing scale-up; (ii) prepare and file U.S. and similar foreign documents for and conduct clinical development (including clinical trials) of the Products to support applications for the Regulatory Approvals contemplated by Section 8.3 and clause (iv) below; (iii) prepare, analyze and evaluate development information for each Product necessary for U.S. Regulatory Submission and similar foreign filings; (iv) prepare and submit, in consultation with BD and following review by the Steering Committee, U.S. Regulatory Submissions and similar foreign documents for and obtain Regulatory Approvals necessary or advisable for the Products to be sold in the United States, Canada and each Major Country. Cygnus shall provide BD with all available documents, approvals, information and data relating to U.S. Regulatory Submissions and similar foreign filings and shall keep BD reasonably informed concerning the development of Products and BD shall be entitled to rights to use all such documents, approvals, information and data for purposes of this Agreement only.

         7.3     COST OF PRODUCT DEVELOPMENT.  [*].

         7.4     TRAINING AND SUPPORT.

                 7.4.1 TRAINING. Cygnus agrees to schedule [*] each with respect to each Product (or such greater or lesser number of seminars as BD in good faith may determine is necessary or advisable) for BD's designated representatives who will be fulfilling BD's training obligations set forth in Exhibit B annexed hereto. Such seminars may be performed in facilities provided by BD or, at Cygnus's option, at Cygnus's facilities. The parties shall endeavor to have all training completed within [*] days after the first Regulatory Approval of each Product.

                 7.4.2 SUPPORT. Cygnus will provide technical information and regulatory assistance to enable BD to develop promotional materials, as well as copies of package inserts that will be included in the packages for each Product, in a timely fashion. Cygnus will provide sufficient information to BD to enable BD to fulfill its obligations set forth on Exhibit B attached hereto, including without limitation its ability to conduct clinical trials and to maintain a physician telephone answering capability.

         8.      BD'S OBLIGATIONS.

         8.1 DEVELOPMENT OBLIGATIONS. BD will be primarily responsible for conducting clinical trials and studies to support commercialization (rather than Regulatory Approval, which shall be the responsibility of Cygnus) of the Products. BD's expenses in conducting such trials and studies shall be deemed to be Marketing Expenses. During the Term, Cygnus shall have access to and the right to use such information and data developed by BD as are specifically related to clinical trials and studies of Products, in accordance with the confidentiality provisions contained in Section 13.2 hereof.

         8.2 MARKETING OBLIGATIONS. During the Term, and with respect to each Product for which Regulatory Approval has been obtained, and only in those countries with


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respect to which this Agreement remains in effect, BD covenants and agrees that it will:

                 (a) use diligent efforts to market, distribute and support the Products on a continuing basis;

                 (b) comply with good business practices and all laws and regulations of the Regulatory Authorities applicable to it in each country where Products are sold;

                 (c) notify Cygnus of any problems encountered with the Products and any suggested resolutions for those problems;

                 (d) use all diligent efforts to comply with all export laws and restrictions and regulations of the U.S. Department of Commerce or other United States or foreign agency or authority, and not to export, or allow the export or re-export of any Proprietary Information or Products or any direct product thereof in violation of any such restrictions, laws or regulations, or, without obtaining all necessary approvals and authorizations, to Afghanistan, the People's Republic of China or any Group Q, S, W, Y or Z country specified in the then current Supplement No. 1 to Section 770 of the U.S. Export Administration Regulations (or any successor supplement or regulations). BD shall obtain and bear all expenses relating to any necessary licenses and/or exemptions with respect to the export from the U.S. of all Products deliverable by Cygnus to any location (provided that such expenses shall be Deductible Expenses) and shall demonstrate to Cygnus compliance with all applicable laws and regulations prior to delivery thereof by Cygnus.

                 (e) not make any claims, representations, warranties or guarantees to any third party with respect to the Specifications, features or capabilities of any Products that are inconsistent with the literature provided by Cygnus;

                 (f) promptly notify Cygnus of any adverse reaction or results or any actual or potential government action relevant to a Product and the parties will discuss with each other measures to be undertaken necessary to resolve the problem;

                 (g) undertake and perform the activities listed on Exhibit B and as further defined in the applicable Sales and Marketing Plan in those countries in the Territory with respect to which this Agreement remains in effect, which obligations may be changed by the Steering Committee from time to time during the Term;

                 (h) keep for [*] after termination of this Agreement records of all Product sales and customers sufficient to adequately administer a recall of any Product and to fully cooperate in any decision by Cygnus to recall, retrieve


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         and/or replace any Product; and

                 (i) satisfy all of its and its related entities' requirements in or for the Territory for Products solely through purchases of Products from Cygnus under this Agreement, subject to
         Section 3.2.2 hereof.

         8.3 BD'S MARKETING ACTIVITY. BD will on a regular basis (at least quarterly and whenever reasonably requested by Cygnus) provide Cygnus with all current marketing and sales information relating to the subject matter of this Agreement, including, without limitation, research, analysis, retail channel and distribution information, competitive analysis and copies of all promotional materials regarding Products; in addition, upon reasonable request, BD shall provide Cygnus with current information respecting actual customers or patients using or who have purchased any of the Products. Both parties will be free to use such information in their discretion, including use of all such information and materials for purposes of the design, development, promotion and sale of products that are permitted under Section 10 of this Agreement; provided, BD shall not be obligated to provide Cygnus with information and other materials prepared by or for BD at BD's expense and the cost of which has not been treated as a Deductible Expense.

         8.4 FOREIGN REGULATORY FILING. BD shall have the right but not the obligation to prepare all documentation necessary or advisable for the Products to be sold in any other country in the Territory (other than the United States, Canada and each Major Country) where BD (x) has an established sales force or a sub-distributor with which it transacts business or (y) can reasonably demonstrate its ability to provide such a sales force or sub-distributor. All expenses incurred by BD in connection therewith for a country shall be deemed to be a Deductible Expense of BD for such country and shall not be offset against Net Sales in any other country.

         9       OBLIGATIONS OF BOTH PARTIES.

         9.1 RECORDS AND AUDIT RIGHTS. Each party shall keep complete and accurate books and records reflecting all information necessary or useful in verifying the accuracy of all forecasts and reports delivered and payments made under this Agreement. Each party (the "AUDITING PARTY") shall have the right to audit, or cause its independent certified public accountant to audit, the books and records of the other party (the "AUDITED PARTY") as they relate to such forecasts, reports and payments, PROVIDED that any accountant agrees in writing to keep all information confidential except as needed to disclose any discovered discrepancies and PROVIDED, FURTHER that such audit: (i) is conducted during normal business hours, (ii) is conducted no more often than once per year (unless a discrepancy greater than three percent (3%) is discovered in favor of the Auditing Party), and (iii) is conducted only after the Auditing Party has given ten days' prior written notice to the Audited Party. The Auditing Party shall bear the full cost and expense of such audit, unless a discrepancy in excess of five percent (5%) in favor of the Auditing Party is discovered, in which event the Audited Party shall bear the full cost and expense of such audit. Regardless of the amount of discrepancy discovered, all discrepancies (and interest thereon) shall be


                         [*CONFIDENTIAL TREATMENT REQUESTED*]
immediately due and payable by the party found to have caused the discrepancy. All books and records relating to either party's obligations under this Agreement shall be retained by such party for [*] after the Term has expired.

         9.2 INSURANCE. During the Term, BD will each purchase and maintain in full force and effect, with a responsible insurance carrier reasonably acceptable to Cygnus, a comprehensive general liability insurance policy naming both parties as insureds, in an amount of not less than U.S. [*] per occurrence, with deductibles of not more than U.S. [*] per occurrence. The cost of such insurance shall be a Deductible Expense. BD shall provide Cygnus with a certificate of insurance. In the event Cygnus determines that BD has failed to procure the above-described insurance, Cygnus may provide written notice to BD. If satisfactory evidence of insurance is not provided within ten
(10) days, Cygnus may purchase such coverage, the cost of which shall be reimbursable as a Development Cost. The insurance policy shall provide for at least 30 days' prior written notice to Cygnus and BD of the cancellation or any substantial modification of the policy.

         10      NON-COMPETITION; ADDITIONAL PRODUCTS.

         10.1 NON-COMPETITION. (a) Except as set forth in or in accordance with this Section 10, neither party shall directly or indirectly develop, acquire (whether by purchase or license), manufacture or sell, any Additional Product during the Term in any country in which this Agreement remains in effect:

                 (i) MODIFIED PRODUCT. If either party wishes to develop, manufacture or sell a Modified Product in a country covered by the Territory, a Proposal shall be made promptly in accordance with the provisions of Section
10.2. In the event a Proposal is accepted, the Modified Product shall become a Product under the Agreement, to be developed by Cygnus, and to be distributed exclusively by BD within the Territory. All rights and obligations of the parties with respect to any accepted Modified Product shall be as provided in this Agreement for any Product and Cygnus's Development Cost from the date of the proposal shall be reimbursed as provided in Section 5.2.6, 5.2.7 and 5.2.8. If the Proposal is rejected or deemed rejected by the Offeree, neither party may manufacture, sell, promote, distribute or otherwise offer, or contract with, license to or joint venture for the purpose of any of the foregoing, such proposed Modified Product; PROVIDED, HOWEVER, that in no event shall the Proposing Party be restricted in the manufacture, distribution, sale or other exploitation of such proposed product following termination of this Agreement.

                 (ii) NEW GLUCOSE MONITORING PRODUCT. If either party wishes to develop, manufacture or sell a New Glucose Monitoring Product in a country covered by the Territory, a Proposal shall be made promptly in accordance with the provisions of Section 10.2. In the event a Proposal is accepted, the New Glucose Monitoring Product shall become a Product under the Agreement, to be developed by Cygnus, and to be distributed exclusively by BD within the Territory. Development Cost incurred by Cygnus from and after the date of acceptance of the Proposal shall be reimbursed as provided in Section 5.2.6. In the event the Proposal is rejected or deemed rejected, the Proposing Party shall be free,


                         [*CONFIDENTIAL TREATMENT REQUESTED*]
itself or with a third party, to develop, manufacture, distribute, sell or otherwise exploit in the Territory the proposed New Glucose Monitoring Product (and all future modifications to and evolutions thereof) without liability to the Offeree; PROVIDED, HOWEVER, that nothing in this Section shall imply any license, and BD and Cygnus each expressly acknowledges that it does not possess any license to use any of the other party's Proprietary Information or patents in connection with the development, manufacture or sale of such rejected New Glucose Monitoring Product.

                 (iii)  INVASIVE PRODUCTS.

                        (A)  PRE-REGULATORY APPROVAL.
                 Prior to an Invasive Cessation Event (defined herein), BD may enter into license, distribution, development, marketing or other arrangements in the Territory in respect of any Invasive Product and without Cygnus's approval, and Cygnus shall have no right to participate in any such arrangement, until the following events occur in the regions indicated, which events are termed "Invasive Cessation Events:"

         1.      For sales of Invasive Products in the North American
                 Region: Receipt of Regulatory Approval of the Initial Product in the U.S..

         2.      For sales of Invasive Products in a Major Country:
                 the earlier of (i) Receipt of Regulatory Approval of the Initial Product in the U.S. or (ii) Product Launch in such Major Country;

         3. For sales of Invasive Products elsewhere in the Territory outside of the North American Region and the Major Countries: Receipt of Regulatory Approval of the Initial Product in the U.S.

PROVIDED, however, with respect to the sales of Invasive Products in the North American Region or any of the Major Countries, as promptly as practicable following the occurrence of an Invasive Cessation Event applicable to such country, BD shall either (i) cease manufacturing, selling and/or distributing in such country any Invasive Product, or (ii) submit a Proposal to Cygnus in respect of such Invasive Product in the country. Following such proposal, if Cygnus does not elect to participate in the development, manufacture, sale or distribution of such Invasive Product, either (A) BD shall cease manufacturing, selling and/or distributing such Invasive Product in the country or (B) if BD still chooses to proceed without Cygnus in the country, either party may terminate this Agreement in its entirety within thirty (30) days of Cygnus's election not to participate in the development, manufacture, sale or distribution of such Invasive Product. With respect to the sales of Invasive Products elsewhere in the Territory outside of the North American Region and the Major Countries, as promptly as practicable following the occurrence of an Invasive Cessation Event applicable to such country, BD shall either (i) cease manufacturing, selling and/or distributing in such country any Invasive Product, or (ii) submit a Proposal to Cygnus


                         [*CONFIDENTIAL TREATMENT REQUESTED*]
in respect of such Invasive Product in the country. Following such proposal, if Cygnus does not elect to participate in the development, manufacture, sale or distribution of such Invasive Product either (A) BD shall cease manufacturing, selling and/or distributing such Invasive Product in the country or (B) if BD still chooses to proceed without Cygnus in the country, either party may terminate this Agreement as to that country within thirty (30) days of Cygnus's election not to participate in the development, manufacture, sale or distribution of such Invasive Product.

                        (B) POST-REGULATORY APPROVAL. Following the occurrence of an Invasive Cessation Event in any country, if either party wishes to acquire, license, co-market, develop, manufacture or sell an Invasive Product in such country, THEN a Proposal shall be made promptly in accordance with the provisions of Section 10.2. In the event a Proposal for an Invasive Product is accepted, the Invasive Product shall be jointly developed by Cygnus and BD (and in the case of an acquisition shall be jointly acquired by Cygnus and BD according to terms agreed upon by the parties), and shall be distributed exclusively by BD within the [country].
In the event a Proposal is rejected or deemed rejected, (1) if Cygnus is the Proposing Party, it shall cease developing and shall be prohibited from manufacturing, selling and/or distributing such Invasive Product in such country and (2) if BD is the Proposing Party and still chooses to proceed without Cygnus in the Major Countries and/or North America, either party may terminate this Agreement in its entirety within thirty (30) days of Cygnus's election not to participate in the acquisition, license, co-marketing, development, manufacture or sale of such Invasive Product. If BD is the Proposing Party and still chooses to proceed without Cygnus in a country in the Territory outside of the North American region and the Major Countries, either party may terminate this Agreement with respect to such country within thirty (30) days of Cygnus's election not to participate in the acquisition, license, co-marketing, development, manufacture or sale of such Invasive Product.

                        (C) For purposes of this Section 10.1(a)(iii), an Invasive Product shall not include a New Glucose Monitoring Product or a Modified Product pertaining to a New Glucose Monitoring Product.

                 (iv) NON-INVASIVE PRODUCT. If either party wishes to acquire, license co-market, develop, manufacture or sell a Non-Invasive Product in a country covered by the Territory, a Proposal shall be made in accordance with the provisions of Section 10.2. In the event a Proposal is accepted, the Non-Invasive Product shall be jointly developed (or acquired, as the case may be) by Cygnus and BD according to terms agreed upon by the parties, and to be distributed exclusively by BD within the Territory. In the event a Proposal is rejected or deemed rejected, (A) if Cygnus is the Proposing Party, it shall be permitted to continue development but shall be prohibited from manufacturing for commercial sale, selling and/or distributing such Non-Invasive Products until the first to occur of (a) Product Launch of the Initial Product in the United States, or (b) two (2) years from the date of presentation of the Proposal to BD (at which time Cygnus shall be free, itself or with a third party, to acquire, license, co-market, develop, manufacture, distribute, sell or otherwise exploit the proposed Non-Invasive Product (and all future modifications to and evolutions thereof)


                         [*CONFIDENTIAL TREATMENT REQUESTED*]
throughout the world without liability to BD), and (B) if BD is the Proposing Party, it shall be free, itself or with a third party, to acquire, license, co-market, develop, manufacture, distribute, sell or otherwise exploit the proposed Non-Invasive Product (and all future modifications to and evolutions thereof) without liability to Cygnus; PROVIDED, HOWEVER, that nothing in this Section shall imply any license to any use any of the other party's Proprietary Information or patents in connection with the development, manufacture or sale of such Non-Invasive Product.

                 For purposes of this Section 10.1(a)(iv), a Non-Invasive Product shall not include a New Glucose Monitoring Product or a Modified Product pertaining to a New Glucose Monitoring Product.

         (b) Cygnus shall not manufacture, develop, sell or distribute a Modified Product, or enter into an agreement to make, directly or indirectly, the technology available to another party, except in accordance with this
Section 10.

         10.2 PROPOSAL. If either party (the "PROPOSING PARTY") wishes to acquire, license, co-market, develop, manufacture or sell an Additional Product in a country covered by the Territory, a written proposal therefore (the "PROPOSAL") shall be made to the other party (the "OFFEREE") except as provided in Section 10.1(a)(iii). Any such Proposal shall set forth the following:

                 (i) a description and proposed specification of the Additional Product or such modification or derivation;

                 (ii) an estimate of the market potential for the Additional Product or such modification or derivation;

                 (iii) a Development Plan and estimate of Development Cost therefor; and

                 (iv) in the case of a Non-Invasive Product or Invasive Product, the proposed terms for the overall agreement between the parties in respect of such Product.

Following the making of any Proposal, the Offeree shall have 90 days to give written notice of acceptance or rejection. If notice of acceptance is not given within the 90 day period, the Proposal shall be deemed rejected and the provisions of Section 10.1 hereof shall apply; and

To the extent the terms of the Agreement between the parties as to any accepted Proposal for a Non-Invasive Product or an Invasive Product (the "Additional Product Terms") are inconsistent with any of the provisions of this Agreement, the Additional Product terms shall govern.


                         [*CONFIDENTIAL TREATMENT REQUESTED*]

         11      MANAGEMENT OF RELATIONSHIP; DISPUTES; LIMITED LIABILITY.

         11.1 PROJECT COORDINATORS. Each party will designate a "Project Coordinator". The Project Coordinators will be responsible for day-to-day communications between the parties. Either party may change its Project Coordinator at any time and from time to time by giving the other party written notice. The Project Coordinators will meet at least every two months, but as often as necessary in the event of a dispute, to discuss the progress of the development and marketing efforts of the Products and, if applicable, to exchange information regarding the Products. The Project Coordinators shall have no authority to amend, alter or extend this Agreement in any manner. If the Project Coordinators disagree on any issue, and cannot resolve the dispute within 14 days, either Project Coordinator may submit the problem to the Steering Committee.

         11.2 STEERING COMMITTEE. Immediately following the execution and delivery of this Agreement, the parties will form a steering committee consisting of three people from each party (the "STEERING COMMITTEE"). The Steering Committee shall meet at least quarterly to:

                 (i) review and approve the forecasts and materials from Cygnus and BD submitted according to the provisions of Section 6.1;

                 (ii) suggest actions to foster attaining Profit objectives, including Profit optimization;

                 (iii) consider possible Additional Products that might be suitable for collaboration between the parties;

                 (iv) review prior to submission the timing and substance of U.S. Regulatory Submissions and other similar foreign filings for the Products.

Each party (i) may change its members of the Steering Committee at any time and
(ii) will cause its members of the Steering Committee to act reasonably, in good faith and consistent with both the terms and spirit of this Agreement. The Steering Committee may take action only by the unanimous written consent of all members. If an issue remains unresolved after good faith consideration by the Steering Committee for 30 days, any Steering Committee member may submit it to the Executive Officers of the parties for resolution.

         11.3 EXECUTIVE OFFICERS. Each party shall designate a senior executive officer of its company who will be available in the event of any dispute. The officer must be at least at the level of a senior vice president in the case of BD, and shall be the President in the case of Cygnus. The initial Executive Officers shall be Kenneth R. Weisshaar, on behalf of BD, and Gregory B. Lawless, on behalf of Cygnus. The Executive Officers shall attempt in good faith to resolve any issue presented to them by the Steering Committee. An issue will be deemed not to be resolved if the Executive Officers are unable to resolve it within 30 days after attempting in good faith to do so.


                         [*CONFIDENTIAL TREATMENT REQUESTED*]

         12      CONSEQUENTIAL DAMAGES.  EXCEPT FOR A BREACH OF SECTION 10, 14,
16 OR 17 NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY WILL BE LIABLE TO THE OTHER WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES.

         13      COPYRIGHTS AND TRADEMARKS.

         13.1 COPYRIGHTS. Each party will preserve and protect to the extent commercially reasonable its copyrights in, software, promotional materials, and other copyrightable materials published in connection with the development and marketing of the Products. All costs and expenses thereof shall be Deductible Expenses.

         13.2 TRADEMARKS. Cygnus represents that it has registered the trademarks "Glucowatch" and "Glucopad" in the U.S. Cygnus agrees to maintain such registered trademarks. In the event the foregoing marks are not available or Cygnus deems it inadvisable to use either of those marks, Cygnus may make additional registrations. Cygnus shall be the sole owner of all such Cygnus trademarks. For each Product in each country, Cygnus may specify in writing which of its trademarks are to be used for the Product. Upon receiving such specification, BD shall employ the designated trademark on the product, product packaging and all promotional materials. For each such use, such designated mark shall have at least equal prominence as any BD mark utilized for the same article, package or promotional material. [*]. Cygnus hereby grants BD a non-exclusive license to use such trademarks in the Territory in connection with the sale of the Products. BD shall utilize the foregoing trademarks on the watch Product and pad products, respectively, and in promotional materials. BD shall submit exemplars of such proposed form of use, including any BD marks to be employed, to Cygnus for Cygnus's review and approval and shall be deemed to have granted Cygnus a nonexclusive limited license during the term of this Agreement as to any country in the Territory to use such BD mark in the manner designated by BD and upon the Products so designated.

         13.3 NO RIGHTS IN TRADEMARKS, TRADE NAMES, LOGOS OR DESIGNATIONS. Each party acknowledges that it has paid no consideration for the use of the other party's (the "LICENSING PARTY") trademarks, trade names, logos and designations, and nothing contained in this Agreement shall give the receiving party any right, title or interest in or to any of such trademarks, trade names, logos or designations. Each party acknowledges that the Licensing Party owns and retains all proprietary rights in all of its trademarks, trade names, logos and designations; and agrees that it will not at any time during or after the Term assert or claim any interest or do anything that might adversely affect the validity or enforceability of any trademark, trade names, logo or designation belonging to the Licensing Party. Each party agrees that it will not affix the Cygnus Licensed Mark to any product other than a Product (including any Additional Product accepted as a Product pursuant to Section 10 hereof).


                         [*CONFIDENTIAL TREATMENT REQUESTED*]

         13.4 AFTER TERMINATION OR EXPIRATION. Upon expiration or termination of this Agreement (whether in whole or as to one or more countries), each party will forthwith cease (in the terminated country or countries only, in the case of a partial termination) all display, advertising and use of the trademark (including the BD Licensed Mark in the case of Cygnus, and the Cygnus Licensed Mark in the case of BD), trade names, logos and designations of the other party and will not thereafter use, advertise or display any name, mark or logo that is, or any part of which is, similar to or confusing with any such designation associated with any Product, except to the extent necessary to sell any Products remaining in inventory after termination of this Agreement, not to exceed [six] months, PROVIDED that the use of such trademarks, trade names, logos and designation is otherwise in accordance with this Agreement.

         14      OWNERSHIP AND CONFIDENTIALITY.

         14.1 OWNERSHIP. As between the parties, each party will be the sole owner of the intellectual property rights in any invention conceived during the term of this Agreement of which only its employees and its third party contractors are inventors and each party will jointly own the intellectual property rights in all inventions conceived during the term of this Agreement of which both parties, employees or contractors are joint inventors, except that the intellectual property rights relating to any patented invention which in any way claims Reverse Iontophoresis shall, except as provided below, shall be solely owned by Cygnus. Provided, however, if BD is the sole inventor of any patented invention which claims Reverse Iontophoresis, Cygnus shall grant BD a royalty free, perpetual, non-exclusive, worldwide license to such invention. Provided, further, if BD is the sole inventor of any patented invention which claims Reverse Iontophoresis and Iontophoresis, BD shall retain the ownership of such invention and shall grant to Cygnus a royalty free, perpetual, non-exclusive, worldwide license to such invention in the field of use of Reverse Iontophoresis. Any assignments necessary to accomplish the foregoing are hereby made and each party will execute such further documents as may be reasonably requested by the other with respect thereto. Jointly-owned inventions may be exploited and non-exclusively licensed to third parties by either party without accounting to or further approval of the other party. Neither party will be obligated under this Agreement to obtain intellectual property licenses from third parties. [*].

         14.2 CONFIDENTIALITY. Each party agrees that any Proprietary Information it obtains from the other party is the confidential property of the disclosing party, and may not be used by the receiving party other than in connection with the transactions contemplated by this Agreement. Except as expressly permitted in this Agreement, the receiving party will hold in confidence and not use or disclose any Proprietary Information of the disclosing party and shall similarly require its employees, having access to any Proprietary Information, to be bound by the same obligations. The receiving party shall not be obligated under this Section 14.2 beyond five years after termination of this Agreement.

         15      TERM AND TERMINATION.


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         15.1    TERM.  Unless terminated earlier as provided in Section 15.2, this Agreement will have an initial term (the "TERM") with respect to each country in the Territory ending at the later of (i) fifteen (15) years from the date of first commercial shipment of a Product in such country or (ii) expiration of the last to expire of the Cygnus patents directed specifically to a Product in such country. The Term shall automatically be extended for each country for successive periods of one (1) year unless either party gives written notice of termination to the other at least six (6) months prior to the end of the initial Term or any extension thereof. Before the end of the Term, this Agreement may be terminated in part, on a country-by-country basis as provided in Section 6.4 hereof. Furthermore, this Agreement may be terminated in its entirety as provided in Section 15.2.

         15.2 TERMINATION. This Agreement may be terminated in its entirety immediately upon the occurrence of any of the following events:

                 (a) by either party, if the other ceases to do business, or otherwise terminates its business operations;

                 (b) by either party, if the other shall fail to promptly secure or renew any license, registration, permit, authorization or approval necessary for the conduct of its business in the manner contemplated by this Agreement in the U.S., Canada or any Major Country, or if any such license, registration, permit, authorization or approval is revoked or suspended and not reinstated within 60 days or diligent efforts are being made to effect such reinstatement;

                 (c) by either party, if the other materially breaches any material provision of this Agreement and fails to cure such breach within sixty (60) days (thirty (30) days in the case of a failure to pay and immediately in the case of a breach of Section 14) of written notice describing the breach;

                 (d) by either party, if the other shall seek voluntary protection under any bankruptcy, receivership, trust deed, creditors arrangements, composition or comparable proceeding, or if any such proceeding is instituted against the other (and not dismissed within ninety (90) days);

                 (e)    by either party in accordance with the provisions of
         Section 6.4;

                 (f) by BD, in its sole discretion, prior to the payment of any Milestone payment to be made under Section 5.1(b) or (c); or

                 (g)    by either party in accordance with Section
10.1(a)(iii).

         15.3 OBLIGATION TO SUPPLY MATERIALS. Upon termination by either party prior to expiration of the Term of this Agreement, BD will provide Cygnus with all then current data as described in Section 6.4 for the country or countries as to which the Agreement was in effect as of such termination date, as such data exists at the time of such termination;


                         [*CONFIDENTIAL TREATMENT REQUESTED*]

PROVIDED that BD makes no representation or warranty as to any such data and provided further that BD shall not be obligated to provide Cygnus with information and other materials prepared by or for BD at BD's expense [*].

         15.4 EFFECT OF TERMINATION. The following provisions shall survive the expiration or termination of this Agreement: Sections 3, 4, 5, 6, 7, 8 and 9 (as to obligations to deliver Products and make payments with respect thereto incurred prior to termination but not scheduled to occur until after termination) and Sections 12 through 14, and 16 through 18. Remedies for breaches will also survive termination of this Agreement. Each party will promptly return all tangible Proprietary Information of the other (and all copies thereof) that it is not entitled to use under the surviving terms of this Agreement, except for one copy, which may be retained solely for legal, archival purposes. Termination of this Agreement with respect to a particular country shall have the same effect as termination of this entire Agreement, but with respect to the applicable country only.

         15.5 TERMINATION NOT SOLE REMEDY. Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available.

         16      WARRANTY AND WARRANTY DISCLAIMERS.

         Cygnus warrants to BD that the Products, when shipped to BD by Cygnus, will conform in all material respects to the applicable Specifications, as then in effect, and as to Products ordered for the U.S. or a Major Country, the rules, regulations and orders of any applicable Regulatory Authorities. Such warranty does not apply to units that have been mishandled, mistreated or used or maintained or stored other than in conformity with Cygnus's written instructions.

         Cygnus WILL NOT BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES WHATSOEVER RESULTING FROM LOSS OF USE, DATA OR PROFITS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE USE OR PERFORMANCE OF ANY PRODUCT, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE, AND REGARDLESS OF THE NATURE OF THE ACTION OF CAUSE OF ACTION, WHETHER ARISING IN CONTRACT OR TORT, INCLUDING Cygnus'S NEGLIGENCE. THESE LIMITATIONS APPLY TO ALL CAUSES OF ACTION IN THE AGGREGATE, INCLUDING WITHOUT LIMITATION BREACH OF CONTRACT, BREACH OF WARRANTY, Cygnus'S NEGLIGENCE, STRICT LIABILITY, MISREPRESENTATION AND OTHER TORTS.

         17      PATENT, COPYRIGHT AND TRADEMARK MATTERS.

         17.1    PATENT, COPYRIGHT AND TRADEMARK CLAIMS AGAINST THE PARTIES.

         17.1.1 CLAIMS AGAINST BD. If BD receives a claim that any of the Products infringe


                         [*CONFIDENTIAL TREATMENT REQUESTED*]
upon a patent or copyright, or that any Cygnus trademarks or trade-dress employed with a Product infringe upon a registered trademark or protectable trade-dress in the U.S., BD will notify Cygnus promptly in writing and give Cygnus all necessary information and assistance and the authority to evaluate such claim. If Cygnus receives a claim that any of the Products infringe upon a patent or copyright or that any trademark or trade-dress infringes upon a registered trademark or protectable trade-dress, Cygnus will notify BD promptly in writing of the claim. Upon receipt of such claim or notice of claim Cygnus will develop and present to BD a strategy in writing for the defense of the claim. The strategy, to the extent reasonably possible, and subject to all of BD's rights hereunder shall take account of the options to (i) settle or defend against the claim, (ii) procure the right to the intellectual property being asserted or pay a royalty thereon; (iii) replace or modify the Products to avoid infringement; (iv) recall the Product or (v) do any combination of the foregoing. If BD agrees with the Cygnus strategy, Cygnus shall proceed in accordance therewith, keeping BD reasonably informed of the progress of the case. If BD disagrees, BD shall give Cygnus notice thereof in writing. Failure to give said notice within ten (10) days of the strategy presentation to BD shall be deemed agreement by BD. If BD disagrees, the parties shall meet as soon as practicable to negotiate a mutually acceptable strategy for the defense of the claims. If BD still disagrees, it shall be responsible for its defense and shall, as soon as reasonably practicable, retain separate counsel.

         17.1.2 DEFENSE BY AGREEMENT. For so long as BD remains in agreement with the strategy presented by Cygnus to BD, Cygnus shall defend the claims pursuant to the strategy, with counsel of its choice. All cost of defense and any judgment entered against either party, including attorney's fees, shall be a Cygnus Development Cost. Cygnus shall present any proposed agreement with the plaintiff (including settlement agreements, license or royalty agreements, purchase of intellectual property agreements) to BD in writing. Unless BD gives notice of disagreement in writing within ten (10) days of such presentation of a settlement proposed it shall be deemed to have given its consent. If BD gives notice of disagreement it shall promptly retain separate counsel for its defense. With the consent of BD, Cygnus may enter into the agreement with the plaintiff. In such settlement, any amount paid, including past damages, royalties, license fees or acquisition costs shall be a Cygnus Development Cost.

         17.1.3 DEFENSE ABSENT AGREEMENT. Following giving of written notice by BD as provided in Section 17.1.2, or at any other time with forty-five (45) days written notice, BD may elect to undertake a separate defense with counsel of its choosing. In such event, BD shall itself bear the full cost of its defense, any judgment entered solely against it and the cost of any settlement for the Product affected. In no event shall BD be liable for any damages of any kind whatsoever if any representations or warranties made by Cygnus hereunder have been breached or if Cygnus has otherwise breached or defaulted under any other provision of this Agreement. In the case of such election by BD, both parties shall provide the other with notice of any proposed agreement with the plaintiff (including settlement agreements, license or royalty agreements, purchase of intellectual property agreements) five (5) days prior to concluding such agreement. Absent obtaining consent in writing, neither party may enter into an agreement binding the other; PROVIDED, HOWEVER, that


                         [*CONFIDENTIAL TREATMENT REQUESTED*]

Cygnus shall retain the right to enter into an agreement (including any settlement agreement, royalty or license agreement, or intellectual property purchase agreement) to secure the right to continue making, using and selling any product, with or without the consent of BD, subject to all of BD's rights hereunder. Any payment made in connection with such an agreement made by Cygnus shall be a Deductible Expense. Provided, further, in the event Cygnus is not a party to a claim described in Section 17.1.1 against BD where BD has refused consent and retained separate counsel, BD shall co-operate and assist Cygnus in any of the following as Cygnus elects: (i) intervention by Cygnus in the proceeding as a party, and (ii) inclusion of counsel of Cygnus' choice as additional counsel of record in the proceeding.

         17.1.4 PRODUCT MODIFICATION BY BD. In the event there is a claim described in Section 17.1.1 arising from modification of the Products by BD after delivery by Cygnus, such modification being outside of the agreed-upon Specifications for such Products, BD shall either (i) immediately cease such modifications to avoid infringement; (ii) settle the claim or obtain a license therefor; or (ii) defend such claim. BD agrees to defend and indemnify Cygnus from any such claim, action, damages, settlement or judgment, including attorneys' fees and expenses, related only to such Product modification.

         17.1.5 Cygnus represents and warrants as of the date of this Agreement. (i) Cygnus has received no notices, threats, warnings verbally or in writing, alleging infringement or violation of any intellectual property right of another party with respect to the development of the Initial Product;
(ii) neither Cygnus's Chief Executive Officer nor any of its Senior Vice Presidents is aware of any patents or other intellectual property rights that would be infringed by the making, using or selling of any component of the Initial Product the design of which has been finalized; and (iii) the license agreement dated January 31, 1995 from the Regents of the University of California is in full force and effect.

         17.1.6 THE FOREGOING IS IN LIEU OF, AND Cygnus DISCLAIMS, ALL WARRANTIES OF NONINFRINGEMENT WITH RESPECT TO THE PRODUCTS, EXCEPT AS EXPRESSLY STATED IN SECTION 17.1.5.

         17.2 INFRINGEMENT BY THIRD PARTIES. Cygnus shall have the sole right and option, at its sole and absolute discretion, subject to the provisions set forth below, to file and maintain lawsuits in its own name for infringement by third parties of any intellectual property right related to any Product and occurring in the Territory. BD shall, at the request of Cygnus, give Cygnus all reasonable assistance and cooperation in any such proceedings. [*]. Notwithstanding Cygnus's elections hereunder, or the results or outcome thereof, BD's obligation to make payments to Cygnus under this Agreement shall be unaffected. Notwithstanding any decision on the part of Cygnus to forego bringing or continuing to prosecute any suit, claim or litigation, BD shall not have the right to bring, file or litigate any claim for infringement by third parties occurring in the Territory.

         17.3 MISREPRESENTATIONS AND WARRANTIES. Each party shall defend and indemnity the other from and against any claim, action or cause of action of a third party which claims:


                         [*CONFIDENTIAL TREATMENT REQUESTED*]

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                 (a)    That the indemnifying party, or in the case of BD, any
         part of its distribution chain (other than in reasonable reliance on information supplied by Cygnus) made misleading statements, omissions, misrepresentations, or committed fraud related to any Product;

                 (b) That the indemnifying party, or in the case of BD, any part of its distribution chain (other than in reasonable reliance on information supplied by Cygnus) sold, distributed or advertised any Product in violation of any foreign, federal, state or local law or regulation;

                 (c) That the indemnifying party, or in the case of BD, any part of its distribution chain (other than in reasonable reliance or information supplied by Cygnus) made any claim, warranty, statement or representation concerning any Product, not agreed to by BD and Cygnus in advance.

         18      NOTIFICATION AND REFORMATION.

         18.1 NOTIFICATION. If Cygnus shall file a notification (the "NOTIFICATION") with the Competition Directorate of the Commission of the European Communities (the "COMMISSION") in accordance with the regulations established by the Commission and following the determination by both parties that such a filing is necessary in accordance with such regulations, BD shall execute all documents reasonably required by Cygnus and shall otherwise reasonably cooperate in connection with the Notification. All costs incurred by either party relating to the Notification shall be treated as Development Cost under this Agreement.

         18.2 REFORMATION. If, at any time during the term of this Agreement, any of the parties receives a request or other communication from the Commission with respect to the Notification (the "REQUEST"), such party shall promptly inform the other parties of the nature of the Request and the parties shall cooperate as necessary to respond to the Request. In the event that the Request requires that, unless the parties undertake to modify this Agreement in certain respects, the Commission considers this Agreement will or may violate the provisions of Articles 85 and 86 of the Treaty of Rome, then the parties shall amend this Agreement by making those minimal modifications necessary to satisfy the concerns of the Commission as set forth in the Request, but if either party's rights hereunder are diminished as a result of any such modifications, the parties agree to negotiate in good faith to compensate for the changed provisions.

         18.3 HART-SCOTT-RODINO COMPLIANCE. As soon as practicable after the mutual execution of this Agreement, the parties shall mutually determine whether a premerger report is required to be filed with respect to the transactions contemplated by this Agreement that are subject to the premerger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"). If the parties mutually determine that such a filing is necessary, the parties will cooperate in promptly filing premerger reports and in taking all steps necessary to obtain early termination of any applicable HSR Act


                         [*CONFIDENTIAL TREATMENT REQUESTED*]
waiting periods. In the event such a filing is required, BD shall send to Cygnus's counsel such information regarding BD as is required to be provided to Cygnus, following BD's receipt of a written agreement from such counsel that such information is confidential and proprietary and is not to be disclosed to Cygnus. In the event that it is determined that a filing is made and the Agreement is challenged, BD may elect to give notice of termination. In such event of a termination the payment under Section 5.1(a) shall be returned within [*].

         19      GENERAL.

         19.1 AMENDMENT AND WAIVER. Except as otherwise expressly provided herein, any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or in any particular instance and either retroactively or prospectively) only with the written consent of the parties. However, it is the intention of the parties that this Agreement be controlling over additional or different terms of any purchase order, confirmation, invoice or similar document, even if accepted in writing by both parties, and that waivers and amendments shall be effective only if made by non-pre-printed agreements clearly understood by both parties to be an amendment or waiver. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights.

         19.2 GOVERNING LAW AND LEGAL ACTIONS. This Agreement shall be governed by and construed under the laws of the State of California and the United States without regard to conflicts of laws provisions thereof and without regard to the United Nations Convention on Contracts for the International Sale of Goods.

         19.3 HEADINGS. Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.

         19.4 NOTICES. Notices under this Agreement shall be sufficient only if personally delivered, delivered by a major commercial rapid delivery courier service or mailed by certified or registered mail, return receipt requested to a party at its addresses first set forth herein or as amended by notice pursuant to this subsection, to the attention of the President in the case of Cygnus and to the attention of the President Becton-Dickinson Worldwide Consumer Products with a copy to the BD General Counsel in the case of BD. If not received sooner, notice by mail shall be deemed received 5 days after deposit in the U.S. mails.

         19.5 ENTIRE AGREEMENT. This Agreement supersedes all proposals, oral or written, all negotiations, conversations, or discussions between or among parties relating to the subject matter of this Agreement and all past dealing or industry custom.

         19.6 SEVERABILITY. If any provision of this Agreement is held to be illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.


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         19.7    RELATIONSHIP OF PARTIES.  The parties hereto expressly
understand and agree that the other is an independent contractor in the performance of each and every part of this Agreement, is solely responsible for all of its employees and agents and its labor costs and expenses arising in connection therewith. The parties expressly agree and acknowledge that no partnership or joint venture exists between them.

         19.8 ASSIGNMENT. This Agreement and the rights hereunder are not transferable or assignable without the prior written consent of the parties hereto, except to a person or entity who acquires all or substantially all of the assets or business of a party, whether by sale, merger or otherwise.

         19.9 PUBLICITY AND PRESS RELEASES. Except to the extent necessary under applicable laws, the parties agree that no press releases or other publicity relating to the substance of the matters contained herein will be made without joint approval. A press release announcing this Agreement will be jointly developed and released by the parties. Each party will have the right to review any information regarding such party and/or this transaction in any publicly-filed document to be submitted by the other party. Each party agrees to use its best efforts to obtain confidential treatment of the contents of this Agreement, to the extent the Agreement is required to be filed with any governmental authority.

         19.10 FORCE MAJEURE. No liability or loss of rights hereunder shall result to either party from delay or failure in performance (other than payment) caused by governmental restrictions, war, civil commotions, riots, strikes, lock outs and acts of God such as fire, flood or other similar or dissimilar causes that are beyond the control of the parties (each, a "FORCE MAJEURE ACT"). If delay or failure shall continue for a period of more than three (3) months, the non-delaying or performing party hereto may terminate this Agreement by written notice to the other.

         19.11 REMEDIES. Except as otherwise expressly stated in this Agreement, the rights and remedies of a party set forth herein with respect to failure of the other to comply with the terms of this Agreement (including, without limitation, rights of full termination of this Agreement) are not exclusive, the exercise thereof shall not constitute an election of remedies and the aggrieved party shall in all events be entitled to seek whatever additional remedies may be available in law or in equity.

         19.12 NONSOLICITATION. Until this Agreement is terminated in its entirety and for eighteen months thereafter, neither party will encourage or solicit any employee or consultant to leave the employ of the other; the foregoing does not prohibit mass media advertising not specifically directed towards employees or consultants of a party.


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         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

                                         Cygnus,Inc.


                                         By:   /S/ Cygnus, Inc.
                                              ---------------------------------
                                              Name:
                                              Title:


                                         BECTON DICKINSON AND COMPANY


                                         By:   /s/ Becton Dickinson and Company
                                              ---------------------------------
                                              Name:
                                              Title:



                         [*CONFIDENTIAL TREATMENT REQUESTED*]

                                      EXHIBIT A

                   DESCRIPTION OF INITIAL PRODUCT UNDER DEVELOPMENT


                                         [*]


        Application for an order granting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934 has been made.
Confidential portions of this document have been redacted and marked with an
* and have been filed with the Securities and Exchange Commission separately with such application. This Exhibit A contained thirty-six (36) pages of such material.




                         [*CONFIDENTIAL TREATMENT REQUESTED*]

                                      EXHIBIT B


                            BD MARKETING/SALES ACTIVITIES




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

-   Conduct marketing research to further define product positioning.
- Use reasonable efforts to launch the Product in each Major Country within [*] following Regulatory Approval in such country.
-   Develop and implement a marketing strategy for the Products.
-   Promote the Products using all appropriate means, such as [*].
- Provide Primary Detailing to the following audiences as determined in the Sales and Marketing Plan: [*].
- Initiate and maintain professional and consumer public relations programs in order to make healthcare professionals, people with diabetes, and the general public aware of the Product and its benefits.
- Develop programs which provide ongoing support and motivation to utilize the Product in an optimal manner.
- Implement strategies for Product reimbursement in managed care organizatinos.
- Train the sales organization on the product technology, appropriate clinical utilization and competition.
-   Implement a convention promotion program to generate product interst.
-   Design, implement and publish [*].
-   Design, implement and publish [*].
- Develop package designs for the Products that are consistent with the package designs for BD's other products and reasonably acceptable to Cygnus.
- Maintain a healthcare professional response system (telephone and written) capable of responding to all medical inquiries related to the Product.




                         [*CONFIDENTIAL TREATMENT REQUESTED*]

                                      EXHIBIT C


                           SECTION 5.2.2 SAMPLE CALCULATION


                                         [*]


        Application for an order granting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934 has been made.
Confidential portions of this document have been redacted and marked with an
* and have been filed with the Securities and Exchange Commission separately with such application. This Exhibit B contained one (1) such page of material.




                         [*CONFIDENTIAL TREATMENT REQUESTED*]